EXHIBIT INDEX TO FORM N-SAR
                 OF MASSMUTUAL CORPORATE INVESTORS
                 FOR PERIOD ENDED DECEMBER 31, 1997






EXHIBIT NO.               DESCRIPTION


  77B     Accountant's Report on Internal Control

  77O     Transactions Effected Pursuant to Rule 10f-3

Item 77B

Coopers                                 Coopers & Lybrand L.L.P.
& Lybrand                               a professional services firm




To the Board of Trustees of
MassMutual Corporate Investors:

In planning and performing our audit of the financial statements of MassMutual Corporate Investors for the year ended December 31, 1997, we considered its internal control, including controls over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of MassMutual Corporate Investors is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1997.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.


COOPERS & LYBRAND L.L.P.


Springfield, Massachusetts
January 30, 1998

Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.


For Period Ending 12/31/97
File No. 811-2183

Item 77O.  Transactions Effected Pursuant to Rule 10f-3


     Registrant purchased in a Rule 144A offering from Jefferies & Co., Inc. 700 shares of 13.25% Preferred Stock issued by Jordan Telecomm Products, Inc. at a price of $100.00 per share on July 22, 1997. Mr. Richard G. Dooley, Vice Chairman and member of the Board of Trustees of Registrant, is a director of Jefferies Group, Inc., the parent of Jefferies & Co.

     To the extent such offerings might be deemed to be underwritten public offerings, Registrant claims an exemption from the provisions of Section 10(f) of the Investment Company Act of 1940, as amended, (the "Act") on the basis that, with respect to this purchase, Registrant has complied with the provisions of Rule 10f-3 promulgated under the Act. Registrant's Board of Trustees have adopted the procedures, pursuant to which such purchases may be effected. Such procedures are reasonably designed to provide for the conditions set forth in subsections (a) through (g) of Rule 10f-3.

     Registrant will preserve a record of this transaction for a period of six years from the end of the fiscal year in which the transaction occurred, the first two years in an easily accessible place.